Exhibit 16.1

January 5, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Liquidmetal Technologies, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as an Amendment No. 2 to the Company’s 8-K report filed on November 30, 2005. We agree with the statements made in the first, second, third, fourth, fifth, sixth, seventh, and eighth paragraphs.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Stonefield Josephson, Inc.
Santa Monica, California